NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 17, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on October 06, 2022; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on October 06, 2022. Vy Global Growth announced that it will redeem all of its outstanding Class A ordinary shares and Units, each consisting of one Class A Ordinary Share, and one fifth of one Warrant to acquire one Class A Ordinary Share, effective as of the close of business on October 6, 2022, as the Company will not consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 06, 2022.